                                                                    EXHIBIT 11.1


                           ENSEC INTERNATIONAL, INC.
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                         THREE MONTHS ENDED MARCH 31,



                                                           1997           1996
                                                        -----------   -----------
Loss from operations                                    $  (542,858)  $  (365,477)
                                                        ===========   ===========
Weighted average shares outstanding                       5,656,250     3,500,000

Common stock equivalents(1)                                 177,500       472,302
                                                        -----------    ----------
Total weighted average common stock
        equivalents outstanding                           5,833,750     3,972,302
                                                        ===========    ==========
Loss per common share:                                  $      (.09)   $     (.09)
                                                        ===========    ==========


(1) In accordance with SAB Topic 4(D), the weighted average common stock equivalents include options and warrants issued within one year of the Company's initial public offering with exercise prices below $6.00 per share for all periods presented as calculated under the treasury stock method.